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                                                                   Exhibit 10.26
                            SPEIZMAN INDUSTRIES, INC.
            701 GRIFFITH ROAD . P.O. BOX 242108 . CHARLOTTE, NC 28224
                       704-5694777 .-FAX NO. 704-676-4222
                               NASDAQ SYMBOL: SPZN

   April 13, 2000


   Mr. John C. Angelella
   8346 Pheasant Run
   Fogelsville, PA 18051


   Dear John:

   I am very pleased to offer you the position of Vice President and Chief Financial Officer for Speizman Industries, Inc. We believe you can make a major contribution to Speizman and be a key member of our management team. This position includes responsibilities for those areas outlined in the Position Specification you have previously received from Korn/Ferry International. You will report to me and be elected an officer of the company.

   Your base salary will be $13,333.33 per month. In addition, you will participate in the Speizman Incentive Compensation Program as outlined below:

                  At the end of each fiscal year, you will be entitled to a 1% bonus of the pre-tax corporate earnings of Speizman Industries. The same restrictions will apply to your payment of the bonus as to Mark Speizman and Bryan Speizman, as well as all other employees. One of these restrictions is that the net profit before taxes and before all bonuses exceeds 8.33% of the corporate net worth at the beginning of our fiscal year.

                  A. Your 1% sharing of the profits will be calculated after deducting the non-executive employees' bonus pool of 5% of profit sharing and before any profit sharing bonus is given to Bryan, Mark or Bob.

                  B. Your profit sharing bonus cannot exceed your base salary.

   Upon commencing employment, you will receive a stock option grant of 9,000 shares which will vest at a rate of 33% a year with the first vesting date twelve months from your date of employment. You will also be eligible for additional stock option grants as outlined above, subject to option availability, as approved from time to time by our stockholders, with such grants to be made by our Board of Directors.

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   Mr. John C. Angelella
   April 13, 2000
   Page 2


   You will receive those other benefits including vacation (three weeks after one year and four weeks after two years and every year thereafter), life insurance and health benefits granted to employees of Speizman. Speizman Industries will furnish an automobile for your use. This automobile will be as per Speizman's guidelines attached.

   We will reimburse you for reasonable moving expenses including the following:

   . Actual expenses for the physical move of your furniture (lowest of at least 2 quotes)
   .   Utility hook-ups
   .   Temporary living expense for up to 90 days
   .   Second trip for locating a house

   If you are released without cause (see attached "Article 6 - Termination") or if the company is- sold, resulting in the elimination of your position, Speizman Industries will compensate you at your existing base salary for a period of six months after your termination from the company.

   This offer is conditional upon your commencing employment at Speizman Industries, Inc., by May 15, 2000, and upon the satisfactory completion of final references and background verifications by Kom/Ferry International.

   Please acknowledge your acceptance of this offer by returning the enclosed copy to my attention by Tuesday, April 25, 2000.

   John, Mark, Bryan and -I are-very excited about your coming to work with us. We are looking forward to working together with you on our management team.

   Sincerely,                               Accepted:

   SPEIZMAN INDUSTRIES, INC.                JOHN C. ANGELELLA

   /s/ Robert S. Speizman                   ________________________________

   President                                Date:_______________

   RSS:dr
   Enclosure

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                                  *** F A X ***

                            SPEIZMAN INDUSTRIES, INC.
                      P. O. Box 242108, Charlotte, NC 28224
                      Phone: 704/559-5777 Fax: 704/676-4201

COMPANY:  ____________________________________  TOTAL NO. PAGES             1
                                                                         -------

ATTN:      John Angelella                        -------------------------------
          ------------------------------------        If you do not receive the
                                                    indicated number of pages,
FROM:      Bob Speizman                                please contact us at
          ------------------------------------           704/559-5777.
                                                 -------------------------------
DATE:      April 19, 2000
          ------------------------------------

********************************************************************************
Dear John:

This is to confirm our telephone conversation on April 18. After a lengthy conversation, I agreed to the following:

1. A monthly salary of $14,583.33, which would be an annualized salary of $175,000.

2. Stock options vesting over three years in the amount of 16,500 shares, to be vested at 1/3 each year for the first three years on the anniversary date of John's coming to work with us.

3. John's portion of the profit sharing will not be limited by his total salary.

4. I mentioned to John that we are willing over a period of time to grant him stock options for as much as 2% of the total current outstanding shares (3,300,000), Speizman's granting of these stock options would be subject to the Board's approval and ratification and would be based on John's performance.

Bob told John that this makes more sense than promising John large salary increases each year. John's salary will be increased based on his performance but most of his incentive will come from the profit sharing and stock options, not from ever-increasing base salary.

John wants to think about the above incentives and salary. John is to fax Bob his ideas on what expenses should Speizman Industries cover in his moving and relocation.

Sincerely,

/s/ Bob Speizman

Bob Speizman

RSS:dr

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                                John C. Angelella
                                8346 Pheasant Run
                              Fogelsville, PA 18051
                               Tel: (610) 285-2141
                               Fax: (610) 285-0106

Date:        April 19, 2000
Fax To:      Bob Speizman
Pages:       1 including cover page

Dear Bob:

As discussed during our Tuesday conversation, I agreed to provide more specifics relating to the additional relocation assistance and an employment agreement. The following is a brief summary of my proposal in these areas, which is consistent with the standard that I have seen over the years.

Relocation Assistance:

In addition to the items referred in- your original offer letter, it is customary for executives who own homes to have the company reimburse for any closing-costs. Closing costs include items such as loan origination fees, surveys, points (for adjusting prevailing mortgage rates to the old rate), transfer taxes if applicable, realtor commissions on the sale of the current home, etc. Any negative personal income tax consequence relating to this assistance is also grossed up or reimbursed. In some situations (and as offered to me by the Chocolate company), a loss on the sale of the original residence is covered and/or a bridge loan is provided if the original residence is sold after the purchase of the new home. In summary; the intent is to assure the executive and his/her family does not lose any money due to the move.

Employment Agreement:

For key executives, it is not unusual to see employment contracts for at least two years in duration. Generally; the rule of thumb is that based upon an executive's annual salary, a month is provided for every ten thousand dollars. In other words, an executive with an annual base of $240,000 is provided twenty-four months or 2 years in case of a takeover, etc. Although I feel confident that this is not a concern, and that Speizman Industries is my long-term home, it would be customary to have language that allows 1 1/2 years instead of six months mentioned in the original letter.

Let me know if you need any additional information, or would like me to locate copies of policies or agreements that will corroborate the above. I look forward to finalizing our discussions and am thinking through the incentive structure that you just proposed. Let's plan to talk by Friday or whenever it is convenient. It is probably better to reach me on cell phone 610-349-9633. Talk to you soon.

Sincerely,

/s/ John C. Angelella

John C. Angelella

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                                John C. Angelella
                                8346 Pheasant Run
                              Fogelsville, PA 18051
                               Tel: (610) 285-2141
                               Fax: (610) 285-0106


Date:         April 26, 2000
Fax To:       Bob Speizman
Pages:        1 including cover page

Dear Bob:

Please accept this memo as an addendum to your letters dated April 13, 2000 and April 19, 2000 as well as my letter dated April 19.2000. As discussed during our conversation late yesterday, the following is a summary of the open items we finalized which should be incorporated as part of my employment agreement.

Relocation Assistance:
---------------------

You agreed to cover all costs for my relocation as originally outlined in my letter dated April 19, 2000.

Employment Agreement:
--------------------

In lieu of the six month's outlined in your letter dated April 13, 2000, we agreed to a two-year contract which will provide eight month's pay in case of a release without cause. I trust that that will cover me through two fiscal years, ending fiscal June 2002.

Profit Sharing Executive Incentive Plan:
---------------------------------------

An Increase to 20/o with a cap at my annual salary will be considered and presented to the board for ratification no later than December 15, 2000, effective for fiscal year ending June 2001.

Start Date:
----------

My start date will commence 30 days from the joint execution of this letter. Assuming we sign by this week, I would plan to start the week beginning May 28,2000.

Bob, I am extremely enthusiastic about being part of your team and know that we will be successful in our future business endeavors. Amy and I appreciate your trust and we both look forward to a long-term relationship with both you and your family. Thanks again and I look forward to hearing from you soon.

Sincerely,                           Accepted:

/s/ John C. Angelella                /s/ Robert S. Speizman

John C. Angelella                    Robert S. Speizman, President
                                     Dated: 4/26/00

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                        JCA REVISED COMPENSATION PACKAGE
               AFTER 90-DAY REVIEW AT 9/26/00-- Updated for Nov.30
                      TO BE SUBMITTED TO BOARD FOR APPROVAL

1.  Salary:

    A.       From $175,000 to $200,000
    B.       $200,000 Salary retroactive to 6/1/2000 (about $12,500)

2.  Relocation and decorating allowance $27,000

3. Speizman reimburse JCA for one-year term life policy of $1 million and incremental long-term disability policy payable to his designated beneficiary. Cost to Speizman not to exceed $1,500.

4.  Car allowance $900/month (same as senior vice presidents)

5. Guaranteed $125k Cash Bonus for F/Y 2001 payable as follows: 25K in Nov, 75K in June, 25k in September 2001

6. Stock Options for 45,000 shares vested in September 2001 with strike price at date of last board meeting of $1.00 (current market value)

7. [Commencing 11/01/01- RSS] Deferred Compensation Agreement (RS suggested) for $1.5 million, ten year full vesting. Vesting begins at 20% after year 2 at 10% per year. Cost to Speizman not to exceed $25,000/year.

Agreed to:

By: /s/ Robert S. Speizman                 By: /s/ John C. Angelella

Date:  11/17/00                            Date: 11/26/00

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